Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

Glendale, California – May 2, 2006 – For the first quarter of 2006, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $60.1 million and net income of approximately $12.3 million, or $0.12 per share on a fully diluted basis. This compares to revenue of $167.0 million and net income of $45.7 million, or $0.44 per share on a fully diluted basis for the same period in 2005. The Company ended the period with $505.5 million of cash and cash equivalents.

“The quarter’s results were primarily driven by the home video performance of Madagascar,” commented Jeffrey Katzenberg, DreamWorks Animation’s CEO. “During its initial release the title performed well in a highly competitive home video market.”

Madagascar contributed approximately $30.7 million of revenue in the quarter, and since its release in the fourth quarter of 2005, the film has reached an estimated 17.5 million units shipped through the first quarter of 2006, net of actual returns and estimated future returns. In addition, international pay television and home video sales for Shark Tale contributed approximately $13.1 million. Library and other films accounted for approximately $16.3 million in revenue for the quarter. By the end of the first quarter the Company’s distributor had not fully recovered the marketing and distribution costs for Shrek 2 and Wallace and Gromit: The Curse of the Were-Rabbit. As a result, DreamWorks Animation did not recognize any revenue under the distribution agreement for these films.

The Company reported that it is now operating under its new distribution agreement with Paramount Pictures. DreamWorks Animation’s first movie under the Paramount distribution agreement, Over the Hedge, will be released on May 19th. The Paramount agreement, which runs through 2012, replaced the Company’s distribution deal with DreamWorks Studios. As previously disclosed, the Company received a $75 million signing bonus from Paramount as part of this new agreement. In the first quarter, these proceeds were used towards the repayment of the $75 million advance, plus interest, to Universal Studios. The repayment of the Universal advance reduced the Company’s debt balance to approximately $119.7 million at the end of the first quarter.

Looking at the remainder of the year, the Company expects the balance of 2006 to be primarily driven by the theatrical and home video performance of Over the Hedge. As with any of its films, the Company does not expect to recognize any significant revenue until after its distributor recovers the upfront distribution and marketing costs which may not occur until a film is released in home video.

“We are certainly proud of our next release, Over the Hedge, which is a fun film for the entire family and a great way to kick off the summer movie season,” added Katzenberg.

As previously stated, the Company anticipates that SG&A for the full year of 2006 will increase by approximately 15% over the $76.5 million of SG&A for the full year of 2005. This is primarily driven by increased management costs as well as additional services that the Company has taken responsibility for under the new distribution agreement with Paramount. Under the new agreement, the Company will receive reimbursements to help offset some of these the additional costs. These reimbursements will effectively serve as a reduction to the Company’s cost of distribution and the benefit will be amortized equally over the minimum number of films required under the new distribution agreement. This benefit will be recorded as film revenue and the Company will now recognize approximately $4.6 million of revenue upon the release of each film starting with Over the Hedge in the second quarter of 2006.

Items related to the first quarter of 2006 will be discussed in more detail on the Company’s first quarter 2006 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, May 2, 2006, at 4:30 p.m. (EDT). Investors can access the call by dialing 800-473-6123 in the U.S. and 973-582-2745 internationally and entering 7274405 as the conference ID number. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, May 2, 2006 through May 16, 2006. To access the replay, dial 877-519-4471 in the U.S. and 973-341-3080 internationally and enter 7274405 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of eleven animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar and Wallace & Gromit: The Curse of the Were-Rabbit. DreamWorks Animation’s newest release, Over the Hedge, opens in theaters May 19, 2006.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the transition to a new distribution and servicing partner, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature films, the release dates for the films described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	In thousands
Assets
Cash and cash equivalents	$505,472	$403,796
Trade accounts receivable, net of allowance for doubtful accounts	4,601	10,186
Receivable from affiliate, net of allowance for doubtful accounts	—	97,991
Receivables from employees	1,625	1,082
Film inventories, net	577,384	535,886
Property, plant and equipment, net of accumulated depreciation and amortization	84,490	85,293
Deferred costs, net of amortization	2,809	3,005
Income taxes recoverable	25,084	35,851
Deferred taxes, net	60,445	80,175
Goodwill	34,216	34,216
Prepaid expenses and other assets	34,241	25,695

Total assets	$1,330,367	$1,313,176

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$7,817	$7,201
Payable to affiliate	—	2,667
Payable to Paramount	43,650	—
Payable to stockholder	47,579	73,789
Accrued liabilities	50,908	55,014
Other advances and unearned revenue	45,277	30,863
Obligations under capital leases	2,056	2,264
Universal Studios advance	—	75,000
Bank borrowings and other debt	117,595	117,267

Total liabilities	314,882	364,065
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	1,012,544	946,170

Total liabilities and stockholders’ equity	$1,330,367	$1,313,176

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2006	2005
	In thousands, except per share
Operating revenue	$60,096	$166,959
Costs of revenue	26,954	80,419

Gross profit	33,142	86,540
Selling, general and administrative expenses	18,707	17,396

Operating income	14,435	69,144
Interest income (expense), net	4,766	(6)
Other income (expense), net	1,460	(287)
Increase in income tax benefit payable to stockholder	(3,790)	—

Income before income taxes	16,871	68,851
Provision for income taxes	4,543	23,178

Net income	$12,328	$45,673

Basic net income per share	$0.12	$0.44
Diluted net income per share	$0.12	$0.44
Shares used in computing net income per share
Basic	103,188	102,985
Diluted	103,645	104,616

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2006	2005
	In thousands
Operating activities
Net income	$12,328	$45,673
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film inventories	25,932	77,269
Stock compensation expense	4,758	4,556
Depreciation and amortization	1,979	1,947
Revenue earned against advances and unearned revenue	(3,781)	(1,061)
Deferred taxes, net	19,730	—
Change in operating assets and liabilities:
Trade accounts receivable	5,585	7,769
Receivables from employees	(543)	185
Receivable from\Payable to Distributor for Distribution and Services Agreements	138,974	310,072
Film inventories	(68,544)	(90,103)
Prepaid expenses and other assets	(8,546)	(15,154)
Payable to stockholder	(26,210)	—
Accounts payable and accrued expenses	(3,545)	(6,743)
Income taxes	(15,558)	22,982
Advances and unearned revenue	19,697	19,845

Net cash provided by operating activities	102,256	377,237

Investing activities
Purchases of property, plant, and equipment	$(652)	$(1,737)

Net cash used in investing activities	(652)	(1,737)

Financing activities
Increase in bank borrowings and other debt	$—	$4,837
Payments on capital leases	(208)	(195)
Receipts from exercise of stock options	464	1,769
Excess tax benefits from employee equity awards	116	—
Purchase of treasury stock	(300)	(42)
Paramount signing bonus deemed a contribution from controlling stockholders	75,000	—
Repayment of Universal Studios advance	(75,000)	—

Net cash provided by financing activities	72	6,369

Increase in cash and cash equivalents	101,676	381,869
Cash and cash equivalents at beginning of period	403,796	63,134

Cash and cash equivalents at end of period	$505,472	$445,003

Supplemental disclosure of cash flow information:
Cash paid during period for income taxes	$256	$196

Cash paid during period for interest, net of amounts capitalized	$61	$1,086

Supplemental disclosure of non-cash operating activities:
Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Servicing Agreements	$102,509	$—